Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Agreement”) is made as of October 1, 2010, by and among Elitech UK Limited, a private limited company organized under the laws of the United Kingdom (“Assignee”), Corgenix Medical Corporation, a Nevada corporation (“Corgenix”), and Corgenix U.K. Ltd., a private limited company organized under the laws of the United Kingdom (“Corgenix U.K.” and, collectively with Corgenix, the “Assignors”).

PRELIMINARY STATEMENTS

Pursuant to that certain Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) entered into effective as of July 12, 2010, by and among Corgenix, Financière Elitech SAS, a société par actions simplifiée formed under the laws of France (“Elitech”), and Wescor, Inc., a Utah corporation and majority-owned subsidiary of Elitech (“Wescor”), Assignors agreed to transfer and assign unto Assignee all of Assignors’ right, title and interest in and to certain contracts of Assignors.  Capitalized terms used but not otherwise defined in this Agreement have the respective meanings ascribed to them in the Common Stock Purchase Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.             Assignment of Distributorship Agreements.  For value received, the receipt and sufficiency of which are hereby acknowledged, Assignors hereby transfer and assign to Assignee all of their respective right, title, and interest in all of any and all agreements, contracts, or other similar arrangements relating to the distribution of Assignors’ products in any jurisdiction outside of North America, which contracts are expressly limited to those identified on Schedule A (collectively, the “Distributorship Agreements”).

2.             Assumption of Distributorship Agreements.  Assignee hereby assumes and agrees to fully pay, perform and discharge, as and when the same may become due and payable and/or performable and in accordance with the respective terms thereof, all of Assignors’ obligations and liabilities accruing and arising from and after the date of this Agreement under each of the Distributorship Agreements, subject to the terms and provisions of the Common Stock Purchase Agreement.

3.             Novation of Assumed Liability

(a)           Reasonable Commercial Efforts. Each of the Assignee (on the one hand) and the Assignors (on the other hand), at the request of the other party, shall use their reasonable commercial efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all rights and obligations under the Distributorship Agreements, or to obtain in writing the unconditional release of all parties to such arrangements other than Assignee, so that, in any such case, Assignee will be solely responsible for the Distributorship Agreements.

(b)           Inability to Obtain Novation. If Assignors and Assignee are unable to obtain, or to cause to be obtained, any required consent, approval, release, substitution or amendment allowing any Distributorship Agreement to be assigned or transferred to, or managed by, Assignee, then Corgenix or Corgenix U.K., as the case may be, will continue to be bound by such agreements and, unless otherwise prohibited by law or the terms thereof, Assignee shall, as agent or subcontractor for Corgenix or Corgenix U.K., as the case may be, pay, perform, and discharge fully, or cause to be paid, transferred or discharged, all the rights and obligations of the Distributorship Agreements from and after the closing of the Second Tranche. If an agency or subcontractor management relationship will not adequately address the needs of Corgenix, Corgenix U.K., and Assignee, then Corgenix, Corgenix U.K., and Elitech UK will in good faith structure a mutually acceptable arrangement to accomplish the intent of this Agreement and the Common Stock Purchase Agreement. Under the circumstances contemplated by this Section 3(b), it is the intent of the parties that the Assignors shall, without further consideration other than that delivered at the closing of the Second Tranche, deliver to Assignee the value, net of tax obligations of Corgenix and/or Corgenix U.K. on revenue generated (and net of the balance of any applicable foreign tax credits), of all rights and other consideration received by them in respect of operations under the Distributorship Agreements. If and when any such consent, approval, release, substitution or amendment shall be obtained or such Distributorship Agreements shall otherwise become assignable or able to be novated, each of the Assignors shall thereafter assign, or cause to be assigned, all its rights and obligations thereunder to Assignee without the payment of any further consideration, and Assignee shall, without any further consideration, assume such rights and obligations, subject to Wescor’s and Elitech’s indemnification obligations set forth in Section 7.3(A) of the Common Stock Purchase Agreement.

4.             Representation and Warranty.  Assignors jointly and severally represent and warrant to Assignee that Assignors have the right to transfer and assign each of the Distributorship Agreements to Assignee by virtue of (a) the express provisions of the Distributorship Agreements; (b) consents or notices obtained by Assignors and given to Assignee prior to the closing of the Second Tranche; and/or (c) applicable law.

5.             Binding Effect.  The assignment of the rights and economic benefits under this Agreement, as well as the assumption of the liabilities and obligations contained in this Agreement, shall bind and inure to the benefit of Assignors and Assignee and their respective successors and assigns.

6.             Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflicts of laws principles that would require the application of any other law other than the law of the State of Colorado.

7.             Subject to Common Stock Purchase Agreement; Modification.  This Agreement is being executed pursuant to the Common Stock Purchase Agreement and is subject to the terms and conditions contained in the Common Stock Purchase Agreement.  This Agreement may not be changed, modified, discharged or terminated in any manner other than by a written agreement signed by the parties to this Agreement or their respective successors and assigns.

8.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ASSIGNORS:

CORGENIX MEDICAL CORPORATION

By:	/s/ Douglass T. Simpson
Douglass T. Simpson, President and Chief Executive Officer

CORGENIX U.K. LTD.

By:	/s/ Douglass T. Simpson
Douglass T. Simpson, Director

ASSIGNEE:

ELITECH UK LIMITED

By:	/s/ Tim Watson
Tim Watson, Managing Director

SCHEDULE A

DISTRIBUTORSHIP AGREEMENTS

(REDACTED).